EXHIBIT 99.1

LION, Inc.
2801 Hollycroft Street
Gig Harbor, WA 98335

Dear Shareholder:

On July 9, 2008, the shareholders of LION, Inc. (“LION”) approved the voluntary dissolution and liquidation of LION pursuant to a plan of complete dissolution and liquidation (“Dissolution”). On August 11, 2008, LION filed articles of dissolution with the Washington Secretary of State, which became effective on filing.

In connection with the Dissolution, on August 22, 2008, each shareholder of record as of August 11, 2008, received notice of the first liquidating distribution from LION (“Distributions”). The initial Distribution was in an amount of $0.065 per share.  On October 20, 2008, a second liquidating Distribution was commenced in an amount of $0.026 per share.  The third and final distribution has been approved by the board of directors in an amount of $0.013 per share bringing the total of all three distributions to $0.104 per share for 2008.

In order to receive the Distributions, if you have not already done so, you must:

1.  Complete a Letter of Transmittal.
2.  Send in your stock certificate(s) to the address noted on the Letter of Transmittal.

If, in connection with the initial Distribution, you previously submitted each of the above items as directed, you need do nothing further.

If you hold shares with a broker (in “street name”), you should contact your broker for further information about receiving payment for your shares.

If you have any questions about this transaction, or any related procedures, please call Computershare Trust Company at 1 (800) 546-5141.

LION, Inc.

Date:	December 29, 2008	By:	/s/ Steve Thomson
Steve Thomson
Secretary

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